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                                LEHMAN BROTHERS
                            3 World Financial Center
                               New York, NY 10285

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               AMDAHL CORPORATION
                                       AT
                              $12.00 NET PER SHARE
                                       BY

                          FUJITSU INTERNATIONAL, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                FUJITSU LIMITED
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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 5, 1997,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                 August 5, 1997

                     To Brokers, Dealers, Commercial Banks,
                      Trust Companies and Other Nominees:

     We have been appointed by Fujitsu International, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Fujitsu Limited, a corporation organized and existing under the laws of Japan (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.05 per share (the "Shares"), of Amdahl Corporation, a Delaware corporation (the "Company"), at a purchase price of $12.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 5, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 30, 1997, among the Parent, the Purchaser and the Company (the "Merger Agreement"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THOSE SHARES HELD BY THE PARENT AS OF THE EXPIRATION OF THE OFFER, REPRESENTS AT LEAST 51% OF THE OUTSTANDING SHARES, (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE EXON-FLORIO ACT, AND (iii) RECEIPT OF ANY REQUISITE APPROVALS OF THE EUROPEAN COMMISSION AND THE BANK OF JAPAN. THE OFFER ALSO IS SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

     Enclosed herewith for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, are copies of the following documents:

     1. Offer to Purchase dated August 5, 1997;

     2. Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

     3. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the
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Expiration Date (as those terms are defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter to stockholders from John C. Lewis, Chairman of the Board, President and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the tendered Shares or a timely confirmation of a book-entry transfer of such Shares into Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase); (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase); and (iii) any other documents required under the Letter of Transmittal.

     If a holder wishes to tender Shares pursuant to the Offer, but cannot deliver such holder's certificates or other required documents or complete the procedures for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase.

     Neither the Purchaser nor the Parent, nor any officer, director, stockholder, agent or other representative of the Purchaser or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer to it of Shares, except as otherwise provided in the Letter of Transmittal. Backup tax withholding at a rate of 31% may be required, however, unless the required tax identification information is provided. See "Important Tax Information" contained in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting, MacKenzie Partners, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover page of the Letter of Transmittal. Inquiries with respect to the Offer may also be addressed to Lehman Brothers Inc. at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          Lehman Brothers Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.